Registration No. _______

As filed with the Securities and Exchange Commission on March 6, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVA MEASURING INSTRUMENTS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Weizmann Scientific Park
Building 22, 2nd Floor
Ness-Ziona 76100 Israel
(Address of Principal Executive Offices) (Zip Code)

Nova Measuring Instruments Ltd. 2007 Incentive Plan
(Full Title of the Plan)

Nova Measuring Instruments Inc.
2055 Gateway, Suite 470, San Jose, CA 95110
 (Name and Address of Agent for Service)

Copy to:
Shachar Hadar, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv 67021, Israel

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.01 per share	2,000,000(1)	$11.48 (2)	$22,960,000 (2)	$2,667.95

(1)       Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that become issuable under the Nova Measuring Instruments Ltd. 2007 Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)       Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Nova Measuring Instruments Ltd.‘s ordinary shares on The NASDAQ Global Select Market on March 3, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.               PLAN INFORMATION.*

ITEM 2.               REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *
___________________

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, or the Securities Act, and the Introductory Note to Part I of Form S-8.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.               INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Nova Measuring Instruments Ltd., a company organized under the laws of Israel (the “Company” or the “Registrant”), are incorporated herein by reference and made a part hereof:

(1)	the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on February 25, 2015 (the "2014 Form 20-F"); and

(2)	the description of the Company’s ordinary shares, par value NIS 0.01 per share, included in Item 10B of the 2014 Form 20-F; and

All documents or reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to the extent designated therein, certain reports on form 6-K, furnished by the Company, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.               INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exculpation, Indemnification and Insurance of Directors and Officers

Under the Israeli Companies Law, 1999 (the "Companies Law") a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Company's Amended and Restated Articles of Association include such a provision. However, an Israeli company may not exculpate a director for liability arising out of a breach of duty of care in respect of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is included in its articles of association:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding, and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent, or in connection with financial sanctions;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent. Under the Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder if and to the extent provided in the company’s articles of association;

•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder, unless committed intentionally or recklessly; or

•	a financial liability imposed on the office holder for the benefit of third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

In addition, an Israeli company may not insure, directly or indirectly, an office holder against administrative enforcement procedures, financial sanctions or arrangements, instituted by the Israeli Securities Authority, pursuant to chapters H’3, H’4 and I’1 of the Israeli Securities Law, 1968 (the "Securities Law"). Moreover, an Israeli company may not indemnify against, or repay, directly or indirectly, any financial sanction imposed in connection with such proceedings, and its controlling shareholder may not indemnify against, or repay, any financial sanction imposed on the company, a senior office holder (as defined in the Securities Law) or an employee of the company. However, an Israeli company may indemnify or insure a person against certain payments to third parties in connection with such proceedings, as well as against reasonable litigation expenses, including attorneys’ fees.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, in respect to our directors, also by the shareholders.

The Company's Amended and Restated Articles of Association allow the Company to indemnify, exculpate and insure office holders to the fullest extent permitted by the Companies Law. The Company's Amended and Restated Articles of Association also allow the Company to insure or indemnify any person who is not an office holder, including any employee, agent, consultant or contractor who is not an office holder.

In November 2013, the Company obtained directors’ and officers’ liability insurance for our officers and directors with coverage in an aggregate amount of $35,000,000 (including $5,000,000 DIC Side A coverage).

On June 21, 2012, the Company's shareholders approved a form of indemnification letter agreement which will be entered between the Company and its present and future directors and officers. Pursuant to the terms of the indemnification letter agreement, the aggregate indemnification amount that the Company is obligating to pay, whether in advance or post factum, under all the indemnification letters that shall be issued by the Company pursuant shall not exceed 25% (twenty-five percent) of the Company’s shareholders equity, according to the most recent Company consolidated financial statements prior to the date of the indemnification payment.

ITEM 8.               EXHIBITS.

See Exhibit Index following the signature page.

ITEM 9.               UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d)of the Exchange Act that are incorporated by reference in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ness-Ziona, State of Israel, on this 6th day of March, 2015.

NOVA MEASURING INSTRUMENTS LTD.

By: /s/Eitan Oppenhaim	By: /s/ Dror David
Eitan Oppenhaim	Dror David
Chief Executive Officer	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Eitan Oppenhaim or Dror David, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures		Date

/s/ Eitan Oppenhaim	President and Chief Executive	March 6, 2015
Eitan Oppenhaim	Officer

/s/ Dror David	Chief Financial Officer	March 6, 2015
Dror David

/s/ Micha Brunstein	Chairman of the Board	March 6, 2015
Micha Brunstein	of Directors

/s/ Avi Cohen	Director	March 6, 2015
Avi Cohen

/s/ Alon Dumanis	Director	March 6, 2015
Alon Dumanis

/s/ Raanan Cohen	Director	March 6, 2015
Raanan Cohen

/s/ Naama Zeldis	External Director	March 6, 2015
Naama Zeldis

/s/ Zehava Simon	External Director	March 6, 2015
Zehava Simon

NOVA MEASURING INSTRUMENTS INC. Authorized U.S. Representative

By: /s/ Michael Sendler
Michael Sendler
President

March 6, 2015

EXHIBIT INDEX

Exhibit Number	Description	Manner of Filing

3.1	Amended and Restated Articles of Association of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 25, 2012 (File No. 333-184585)).

5.1	Opinion of Gross, Kleinhendler,Hodak, Halevy, Greenberg & Co.	Filed herewith.

23.1	Consent of Brightman Almagor & Co.	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.

99.1	Nova Measuring Instruments Ltd. 2007 Incentive Plan, as amended.	Incorporated by reference to Exhibit 4.2 to the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission on February 25, 2015.